INDEMNITY

(Lahaina Gateway)

This Indemnity is dated as of June 10, 2013, and is given to DOF IV REIT HOLDINGS, LLC, a Delaware limited liability company (“Lender”), DOF IV LAHAINA, LLC, a Delaware limited liability company (“DOF IV Lahaina”), TORCHLIGHT LOAN SERVICES, LLC, a limited liability company, and TORCHLIGHT INVESTORS, LLC, a limited liability company (all collectively, “Indemnitees”), by TNP STRATEGIC RETAIL TRUST, INC., a Maryland corporation to be renamed STRATEGIC REALTY TRUST, INC. (“Indemnitor”), and is effective as of the Closing Date (as defined in that certain Deed in Lieu of Foreclosure Agreement by and among TNP SRT LAHAINA GATEWAY, LLC, a Delaware limited liability company to be renamed SRT LAHAINA GATEWAY, LLC (“Borrower”), Lender and Indemnitor dated as of June 10, 2013 (the “Agreement”)).

Indemnitor has advised Indemnitees of Indemnitor’s intention to terminate: (i) the Property and Asset Management Agreement by and between Borrower and TNP Property Manager, LLC, dated as of November 9, 2012, together with other property management agreements between other affiliates of Indemnitor and TNP Property Manager, LLC, (ii) the Advisory Agreement between Indemnitor, TNP Strategic Retail Operating Partnership, LP and TNP Strategic Advisor, LLC, and (iii) the authority of certain officers and directors of affiliates of Indemnitor which are not under substantially the same control as Indemnitor (all collectively, the “Terminations”).

Indemnitor has also advised Indemnitees that Indemnitor has been unable to obtain an estoppel and consent from the Ground Lessor under the Ground Lease (both as defined in the Agreement) the delivery of which is a condition to Closing under Section 4.2.2.12 of the Agreement, and Borrower and Indemnitor have therefore requested that Lender close the transaction without such estoppel and consent.

Pursuant to the Agreement, effective as of the Closing Date but with respect to all matters whether arising before or after the Closing Date, Indemnitor hereby agrees to indemnify, defend, and hold harmless Indemnitees and each of their respective officers, directors, members, managers, principals, partners, shareholders, affiliates, agents, employees, accountants, attorneys, and legal representatives (collectively, the “Indemnitee Parties”), from and against any and all claims, causes of action, liability, damages, losses, judgments, awards, costs and expenses, including reasonable attorneys’ and experts’ fees, costs and expenses incurred by legal counsel chosen by Indemnitee Parties in their sole discretion, arising from or related to any or all of the following: (a) the Terminations, (b) the Agreement or the transaction contemplated thereby, (c) the absence of consent by the Ground Lessor to such transaction, or any assertion by the Ground Lessor that consent is required for such transaction, (d) the absence of a waiver by the Ground Lessor, with respect to such transaction, of the right of first offer set forth in the Ground Lease (the “ROFO”), or any assertion by the Ground Lessor that the ROFO applies to such transaction, or (e) the assertion by the Ground Lessor that there has occurred any breach or default by Borrower under the Ground Lease prior to or by reason of the closing of such transaction (all collectively, “Claims”); provided, however, that for purposes of the indemnity as to Claims within the foregoing parts (c), (d) and (e), the “Indemnitee Parties” shall be DOF IV Lahaina and its successors, assigns, officers, directors, members, managers, principals, partners, shareholders, affiliates, agents, employees, accountants, attorneys, and legal representatives.

Indemnitor’s liability under this Indemnity is independent of, in addition to, and not in any way limited by, Indemnitor’s liability under that certain Guaranty and that certain Environmental Indemnity Agreement, both dated as of November 9, 2012, executed by Indemnitor in favor of Lender with respect to the Loan (as defined in the Agreement).

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By its acceptance of this Indemnity as to Claims within parts (b), (c), (d) and (e) above, DOF IV Lahaina agrees to cooperate with Indemnitor, upon Indemnitor’s reasonable requests and at the sole cost and expense of Indemnitor, so as to permit Indemnitor to perform its duties of indemnity with respect thereto. If a Claim arises within part (d) above, and if Indemnitor reasonably determines that resolution of the Claim may be facilitated by the giving of a ROFO notice to the Ground Lessor by Borrower with respect to the transaction contemplated by the Agreement, DOF IV Lahaina agrees that such notice may be given, provided that exercise of the ROFO by Ground Lessor would result in payment to DOF IV Lahaina of an amount equal to the entire principal balance of the Loan as of the Closing Date, plus the Yield Maintenance Premium (as defined in the Loan Agreement), plus interest and all other amounts due in respect of the Loan.

Indemnitor hereby represents, warrants and covenants that it (i) has been provided with adequate information regarding this Indemnity and the subject matter hereof, (ii) has had adequate opportunity to consult legal counsel of Indemnitor’s choice regarding this Indemnity, (iii) has executed and delivered this Indemnity pursuant to the free will of the Indemnitor, and (iv) has executed this Indemnity on a fully informed basis and with full knowledge of the consequences thereof.

This Indemnity shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state, without regard to conflict of law provisions, pursuant to Section 5-1401 of the New York General Obligations Law. Any action or proceeding against any party arising out of or relating to this Indemnity must be instituted exclusively in the federal or state courts located in the City of New York, County of New York. Each party irrevocably (i) agrees and consents that such courts shall have subject matter and specific personal jurisdiction over the parties and that venue in such courts is proper, (ii) waives any objections it may now or hereafter have to such jurisdiction or venue, (iii) waives any right to move for dismissal of any such action or proceeding on grounds of forum non conveniens, and (iv) acknowledges and agrees that Section 5-1402 of the New York General Obligations Law requires adjudication of any such suit, action or proceeding in such courts.

Following the assertion or threatened assertion of any Claim against any Indemnitee Party, Indemnitor shall immediately reimburse Indemnitee Parties for all fees and costs, including reasonable attorneys’ and experts’ fees, costs and expenses incurred by Indemnitee Parties, whether before or after any judgment, for enforcement of this Indemnity or any of its terms, or the exercise of any rights or remedies hereunder and/or at law, in equity or otherwise, whether or not any action or proceeding is filed.

If any term, provision, covenant or condition of this Indemnity is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Indemnity shall remain in full force and effect and shall in no way be affected, impaired, invalidated or rendered unenforceable.

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IN WITNESS WHEREOF, Indemnitor has executed this Indemnity as of the Closing Date as set forth above.

INDEMNITOR:	TNP STRATEGIC RETAIL TRUST, INC., a
Maryland corporation

	By:	/s/ Jeffrey Rogers
	Name:	Jeffrey Rogers
	Title:	Chairman
Authorized Agent

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